Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President - Corporate Relations
Telephone and Data Systems, Inc. (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager – Investor Relations
Telephone and Data Systems, Inc. (312) 592-5341 julie.mathews@teldta.com

TDS ANNOUNCES APPOINTMENT OF DOUGLAS D. SHUMA
AS SENIOR VICE PRESIDENT AND CORPORATE CONTROLLER

CHICAGO – Aug. 31, 2007 – Telephone and Data Systems, Inc. [AMEX: TDS, TDS.S] today announced the appointment of Douglas D. Shuma as senior vice president and corporate controller of TDS.   Shuma, 46, will report to Kenneth R. Meyers, executive vice president and chief financial officer, and will be based in the company’s Middleton, Wis. office.

Mr. Shuma will be responsible for financial reporting, corporate accounting, accounting policy, tax planning and internal controls.

Shuma came to TDS from his own successful company which provided consulting services to large publicly traded corporations dealing with complex financial, accounting and business development issues.  Previously he served as vice president and corporate controller for Baxter International, Inc., Deerfield, Ill. for eight years.  He has also been associated with Caremark International, Inc., Northbrook, Ill., where he served as assistant corporate controller for five years and with PricewaterhouseCoopers LLP for nine years, where he held a number of positions with increasing levels of responsibility.

A certified public accountant, Shuma holds a Bachelor of Science in Accounting Science from the University of Illinois, Urbana – Champaign, IL.

Kenneth R. Meyers, TDS executive vice president and chief financial officer said, “We are very pleased to have Doug join our team.  He has a wealth of experience having led numerous financial, administrative and corporate finance functions.  Doug’s technical accounting expertise, background in policy setting and internal controls, and proven leadership ability will be valuable to our organization.”

About TDS

TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of June 30, 2007, the company employed 11,600 people and served 7.2 million customers/units in 36 states.

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